Exhibit 4.6

FINANCE MINISTRY

FINANCE MINISTER’S OFFICE

CONTRACT FOR PURCHASE AND SALE OF THE

BASIC TELECOMMUNICATIONS NETWORK AND

THE TELEX NETWORK

On December 27, 2002 at the Finance Ministry, situated at Avenida Infante D. Henrique, 1, in Lisbon, there appeared before me, the Substitute Acting Secretary-General of this Ministry, Paula Alexandra Sousa Rodrigues Flores:

1.               Her Excellency the Finance Minister, Dr. Maria Manuela Dias Ferreira Leite, as the first grantor, representing the Government, under her powers given by Clause 3 of the Resolution of the Council of Ministers of December 11, 2002, hereinafter “the State”; and

2.               Doctor Miguel António Igrejas Horta e Costa and Engineer Zeinal Abedin Mahomed Bava, as second grantors, representing PT Comunicações, S.A., a publicly-held corporation with head office at Rua Andrade Corvo, 6, Lisbon, legal entity number 504 615 947, registered in the Lisbon Commercial Registry under number 09406 (4th Section), with a registered capital of one hundred and fifty million euros (150,000,000 euros), hereinafter “PT Comunicações”;

— and before me, Substitute Acting Secretary-General of this Ministry, the granting parties stated that, in the terms of the Resolution of the Council of Ministers of December 11, 2002, which approved the draft contract, and considering that:

[Each page carries four initials.]

(a)                      With the conclusion of the process of liberalization of telecommunications, the statute of public ownership of the Basic Network ceased to be justified, in view of the fact that the access to this network by all the telecommunications operators is shown to be duly ensured by the regime of offer of open access to which PT Comunicações is obliged under the law;

(b)                     In the panorama of the European Union, no situation in which the ownership of the Basic Network does not belong to the historic operator exists;

(c)                      The ownership of the Basic Network has not, thus, impeded, in the other European countries, its functioning as an open-access network, serving as support to the transmission of the generality of services, and that its use by all the telecommunications operators in equality of conditions and in regime of full competition is assured;

(d)                     Separation of the Basic Network from the public domain by the State under Law 29/2002 of December 6, and also its disposal, not only represents a natural evolution of the national communications markets, but also enables PT Comunicações to be placed on a footing of equality with the other European operators;

(e)                      With obedience to the principle of the open access network being assured, disposal of the ownership of the Basic Network also represents a measure of good financial management of the State, since it makes it possible to receive substantial immediate revenues, from payment of an income for the concession of the Basic Network to PT

Comunicações, under the Concession Contract, the initial bases of which were published in Appendix II Decree-Law 40/95 of February 25, under which PT Comunicações holds the effective possession of the Basic Network;

(f)                        The fact that the management and commercial operation of the Basic Network is attributed on an exclusive basis to PT Comunicações up to 2025, and also the circumstance that the respective redemption is permitted only as from 2010 and with  recourse to a costly indemnity process, prevent the consideration of any other model for disposal of the ownership of the Basic Network than through a direct agreement with PT Comunicações, in its status as concession holder and as the entity providing universal telecommunication service;

(g)                     The disposal of the ownership of the Basic Network to PT Comunicações thus represents one more important step in the direction of liberalization of the sector, placing PT Comunicações in a situation of equality with the large companies of the European market, while it permits the State to make better use of its financial resources;

(h)                     Since the Basic Network constitutes the network that supports the provision of universal telecommunication service, and since PT Comunicações is designated, under Decree-Law 458/99 of November 5, as provider of the universal service, it becomes essential to modify the concession contract so as to adapt it to the new regime of ownership of the network, without however injuring the essential nucleus of the rights and obligations assumed by the concession holder in the ambit of the activities for which concessions are granted, and their economic equilibrium;

(i)                         The State and PT Comunicações will, thus, enter into the Agreement to Modify the Concession Contract, in the terms of the respective bases, the draft Decree-Law of which was approved in the Council of Ministers of December 11, 2002, the respective text of which is in Appendix IV to this Agreement, as is also the text of the draft of the Agreement to Modify the Concession Contract, approved by the Resolution of the Council of Minister of December 11, 2002 (Appendix I), of which it is an integral part;

(j)                         It is seen to be fundamental to ensure that the guarantees provided by the State in the ambit of the various phases of privatization, as presented in the various offer documents in Portugal and in the international financial markets, are not affected in any way whatsoever by disposal of the ownership of the Basic Network to PT Comunicações;

(l)                         The process of valuation of the Acquisition Value of the ownership of the Basic Network was carried out by independent entities of recognized national and international merit and competence, and the Acquisition Value has been agreed between the Parties based on certain elements of valuation and other pre-suppositions considered to be fundamental for the business process being carried out;

— they now enter into this Contract for Purchase and Sale of the Basic Telecommunications Network and the Telex Network, in accordance with the following clauses:

MINISTRY OF FINANCE

CABINET OF THE MINISTER OF STATE FOR FINANCE

Clause One

Definitions and Interpretation

1.1         In this contract, including its premises and appendices, and with the exception of context where the meaning is clearly otherwise, the below indicated terms will have the meanings indicated for them here following:

(a)          Agreement Amending the Concession Contract:  The agreement amending the Telecommunications Public Service Concession Contract, the basic conditions of which were approved by Decree-Law No. 40/95 of February 15, an agreement to be made when the Decree-Law is published that alters be Basic Conditions of the Telecommunications Public Service Concession the project for which was approved by the Council of Ministers on December 11, 2002 and the mentioned Concession Contract will substitute for it for all purposes;

(b)         Concession:  the concession of the telecommunications public service covered by the Agreement Amending the Concession Contract;

(c)          The Law on Basic Conditions for Telecommunications: Law No. 91/97 of August 1 which defines the general basic conditions to which the establishment, management and operation of telecommunications networks and the providing of telecommunications services must conform, with the wording given to it by Law No. 29/2006 of December 6;

(d)         Parties:  The State and PT Communications;

(e)          Basic Network:  The set of telecommunications infrastructures as defined in the Law on Basic Conditions for Telecommunications;

(f)            Telex Network: The set of infrastructures assigned to the providing of fixed telex service as defined in the Agreement Amending the Concession Contract;

(g)         Universal Service: the set of specific obligations inherent in the providing of telecommunications services for addressed public use, for the purpose of satisfying the communication needs of the population and of the economic and social activities throughout the national territory, with equality and continuity and in conditions of adequate remuneration, taking into account the requirements of a harmonious and balanced economic development;

(h)         End of the Concession: March 20, 2025

(i)             Acquisition Price: the value indicated in clause 5.

1.2         The above defined expressions in the singular can be used in the plural and vice versa, with the corresponding modification of the respective meaning.

1.3         The appendices indicated here following constitute part of this contract for all legal purposes:

(a)          Appendix I:           Draft of the Agreement Amending the Concession Contract

(b)         Appendix II:          Identification of the Infrastructures included in the Basic Network and in the Telex Network;

(c)          Appendix III:         Justifying Note of the Acquisition Price

(d)         Appendix III:                          Draft Decree-Law amending the Basic Conditions for the Concession of Telecommunications Public Service

1.4         The headings of the clauses of this contract are included merely for reasons of convenience and do not constitute support for its interpretation and are not an integral part of it.

Signal Two

Purpose

2.1         Under the terms and conditions stipulated in this contract, the State conveys to PT Comunicações, who acquires, the ownership of the Basic Network and of the Telex Network that include the infrastructures identified in Appendix II.

2.2         The transfer of the ownership of the Basic Network and of the Telex Network will take effect on the signing date of this contract, this date being for all specifically fiscal and accounting purposes, considered to be the date of acquisition of the ownership thereof by PT Comunicações.

Clause Three

Establishment, Operation and Use of the Basic Network

3.1         From the date of acquisition of the Basic Network and of the Telex Network, PT Comunicações shall assume full ownership thereof, free of any encumbrance or charge.

3.2         Without prejudice to the provisions of the preceding numeral, during the term of the Concession Contract PT Comunicações undertakes to assign to the Concession the infrastructures composing the Basic Network.

3.3         The Basic Network must operate as an open network, serving to support the transmission of general services, and its use must be assured by all the operators and providers of telecommunications in equal conditions.

3.4         The acquisition of the Basic Network and of the Telex Network by PT Comunicações in no way prejudices the right of access to and occupation of public domain conduits for the installation and maintenance of telecommunications infrastructures, including those installed in locations operated by concessionaires as provided by law.

Clause Four

Termination of the Concession Contract and/ or the Universal Service obligations

                        The possible termination, for any reason, of the Concession Contract or the termination of the universal service obligations that are currently binding on PT Comunicações will in no way affect the right of ownership of the Basic Network and of the Telex Network acquired by PT Comunicações under this contract.

Clause Five

Acquisition Price and Method of Payment

5.1         PT Comunicações shall pay to the State for the acquisition of ownership of the Basic Network and of the Telex Network the amount of three hundred sixty-five million euros (€365,000,000), excluding VAT, pursuant to numerals 2 and 3 of Article 2 of the VAT Code.

5.2         Acquisition Price indicated in the preceding numeral is fully paid as of this date by means of an endorsed check, for the amount of which the State hereby gives full receipt.

Clause Six

Elements Composing the Acquisition Price

6.1         The Parties recognize to have agreed on the Acquisition Price Based on the following appraisal elements:

(a)          Result of the independent appraisal of the Basic Network according to the assumptions mentioned in the Note Justifying the Acquisition Price, which is attached to this contract;

(b)         Termination of the payment obligation by PT Comunicações for an annual rent corresponding to 1% of the gross operating revenue for the services covered by the Concession, including those relative to the 2002 fiscal year, until the End of the Concession.

6.2         The parties additionally recognize that the Acquisition Price has been agreed based on the assumptions contained in the Justifying Note constituting Appendix (IP) of this Competent.

Clause Seven

Representation and Guarantees of the State

The State declares and guarantees that

7.1         It is the legitimate owner of the Basic Network and of the Telex Network, which belong to its private domain, and are thus freely disposable.

7.2         Without prejudice to the provisions of No. 2 of clause No. 12 and of the obligation of the Concessionaire to maintain possession of the Network for the period of the Concession, the Basic Network and the Telex Network, the infrastructures of which are identified in Appendix II are sold free of any limitations to their alienation, substitution and/ or encumbrance, provided that that it in no way affects the providing of the conceded services, namely the assignment to the Concession of the infrastructures composing the Basic Network and the operation of it as an open network.

Clause Eight

Obligation for Indemnification

8.1         The State undertakes to indemnify PT Comunicações for any damages, costs or charges that it may incur due the falseness of any of the representations and guarantees mentioned in clause 7.

8.2         PT Comunicações must prove the facts that give rise to its right to indemnification.

Clause Nine

Considerations

Apart from the obligations assumed by the parties under this contract, no other considerations of a financial nature or of any other nature may be required pursuant to or as a consequence of the presently effected transfer.

Clause Ten

(Cooperation between Parties)

The State undertakes to cooperate with PT Comunicações in completing any relevant formalities associated with the transfer of title over the assets forming the object of the present contract to the ownership of PT Comunicações.

Clause Eleven

(Applicable Law and Arbitration Tribunal)

11.1.            The present contract shall be governed by the laws of Portugal

11.2.            Any legal action arising under the present contract shall be resolved by recourse to an Arbitration Tribunal, which shall be convened pursuant to the terms of the following points.

11.3.            The arbitration tribunal shall be comprised of three arbitrators, with each Party to the proceedings to appoint one arbitrator each, while the third arbitrator shall be appointed by mutual agreement between the arbitrators so appointed by the Parties.

11.4.            The Party which decides to refer a particular dispute to the arbitration tribunal pursuant to the terms of the preceding point shall set forth its grounds for doing so, and immediately appoint its chosen arbitrator in its request for the establishment of the arbitration tribunal which it will issue to the other party by means of a registered letter with acknowledgement of receipt. The notified Party must, within a period of 20 working days commencing from the date of receipt of said notice, appoint its own chosen arbitrator and organize its defense.

11.5.            The arbitrators appointed in accordance with the terms of the preceding point will themselves appoint the third tribunal arbitrator within a period of 10 days commencing from the appointment of the arbitrator chosen by the respondent Party.

11.6               In the event of failure to agree upon the appointment of the third arbitrator, the required appointment shall be made by the president of the Lisbon Court of Appeals, acting at the request of either of the Parties.

11.7               The arbitration tribunal shall be deemed as constituted as of the date on which the third arbitrator accepts his/ her appointment and notifies his/ her acceptance to both Parties.

11.8               The arbitration tribunal may be assisted by any technical experts that it deems fit to appoint, while in all cases the tribunal must accept advice by persons or entities with sufficient legal training in Portuguese law.

11.9               The arbitration tribunal will deliberate the matter according to constituted law, and its decisions are final and unappealable, notwithstanding the provisions in law for the annulment of arbitration decisions.

11.10         The decisions of the arbitration tribunal shall constitute the final decision in the dispute resolution process and will include the establishment of the costs of the proceedings and the manner in which said costs will be apportioned between the Parties.

11.11         For issues not addressed herein, the provisions set forth in the applicable arbitration law shall apply.

Clause Twelve

(Obligation not to transfer or encumber)

12.1 PT Comunicações hereby declares that it is aware that the Government, with the appropriate authorization of the Portuguese Parliament, intends to pass a legal statute that will allow the expropriation of the Base Network as per the following terms:

a)              Expropriation may take place for reasons that are demonstrably in the public interest, namely in the event of the redemption of the Concession, or contract rescission prior to expiry of the Concession Period.

b)             When expropriation occurs, the transfer of ownership proceeds with extinction of the Concession, even if the compensation amount owing has not been set;

c)              In the event of expropriation that is not associated with extinction of the Concession, the member of the Government who is empowered to take the expropriation decision may, at any time, order the immediate transfer of ownership;

d)             Authority to decide upon expropriation corresponds to the Government member responsible for the communications sector;

e)              The compensation amount shall correspond to the value of the asset to be expropriated at the time of the expropriation decision;

f)                Compensation shall be set by an arbitration tribunal comprised of one arbitrator appointed by each of the Parties, and by a president appointed by mutual agreement between the two aforesaid appointees or, failing such agreement, by the President of the Lisbon Appeals Tribunal.

g)             The Parties have a period of twenty days commencing from the expropriation decision in which to appoint their arbitrators.

h) The arbitrators shall be selected from amongst technical experts with recognized competence in the subject matter;

i) It falls to the arbitration tribunal to set the terms for inventorying and valuing the assets to the expropriated;

j) The Arbitrators’ decision is unappealable.

12.2 PT Comunicações undertakes not to transfer or encumber the Base Network, nor whatsoever of the assets comprising it, before the elapse of a period of sixty days commencing from the date of subscription of the present contract.

Clause Thirteen

(Termination Condition)

13.1 The Parties acknowledge that the entry into force of the statute altering the Concession Bases constitutes an essential precondition for the formalization of the present contract, and it is therefore established that the present contract shall automatically terminate in the event that the aforementioned statute does not enter into force within a period of sixty days commencing from the present date.

13.2 In the event of termination described in the proceeding point, the Concessionary [Party of the Second Part] shall be entitled to reimbursement of the amounts paid pursuant to the terms of clause 5, plus interest at the Euribor rate + 75 bp.

Executed at Lisbon, this Twenty Seventh day of December, 2002, on two original documents, with one retained by the State and the other by PT Comunicações.

The Portuguese State is exempted from paying stamp duty under the terms of article 5, item (a) of the Stamp Tax Code.  Exempt from value added tax (VAT) under the terms of article 2, points 2 and 3 of the VAT code.  Stamp duty as per published schedule in the amount of 2.50 euros to be paid by PT Comunicações.

The Minister for the State and Finances

[Illegible signature]

(Maria Manuela Dias Ferreira Leite)

Per PT Comunicações, S.A.

[Illegible signature]

(Miguel Antonio Igrejas Horta e Costa)

[Illegible signature]

(Zeinal Abedin Mahomed Bava)

The Deputy, acting for the Secretary General

[Paula Alexandra Sousa Rodrigues Flores]

(Paula Alexandra Sousa Rodrigues Flores)